EXHIBIT 10.1

BioWyze Consulting Agreement

This Consulting Agreement is made effective September 8, 2014 between BioCorRx, Inc., a Nevada corporation (the “Company”), whose principal place of business is 601 N. Parkcenter Dr. #103 Santa Ana, CA 92705 and BioWyze (the “Consultant”) located at 2512 Independence Blvd. Suite 200-9 Wilmington, NC 28403

1. Duties; Start Date.

(a) Consultant shall devote appropriate time, energy and services to the affairs and promotion of the Company and its interests as is necessarily consistent with the Consultant’s fiduciary obligations to the Company. The Consultant shall not be required to work any specified hours or days except to the extent mandated by the requirements of the specific project. By signing this agreement, the Consultant confirms to the Company that the Consultant has no contractual commitments or other legal obligations that would prohibit or interfere with the Consultant performing their duties for the Company.

Consultant has developed a protocol to establish a scalable and repeatable business model that will position BioCorRx to achieve an increased marketable value. The plan of action will be specifically designed to provide synergies between current licensees, founders, corporate executives and other business stakeholders to meet corporate objectives and stated goals. The initial task is to optimize the current business model and develop a business plan. Consultant will provide imbedded executive leadership and management to execute on the plan. Key assets and resources supporting this business plan will be Jeff Bagshaw, Rich Maloy, Vicky Robinson, Tobin Geatz, Grace Granato, and Jeff Reiniche, CPA.

(b) The Consultant will report to the Board of Directors (“Board”) of the Company.

(c) The Consultant’s start date will be September 8, 2014 (the “Start Date”)

2. At-Will Relationship. The Consultants engagement with the Company will be “at will,” meaning that either the Consultant or the Company may terminate this engagement at any time and for any reason, with or without cause (as defined below). If terminated for reasons other than cause by Company, Consultant shall be given 15 days prior written notice. Any and all prior Company approved expenses incurred will be reimbursed within 30 days from notification of termination. Should termination occur at any time which would result in the termination date occurring after payment for that month, the monthly fee, if any, for the following time period beyond the fifteen day notice shall be prorated based on the number of days of the following period for which services are still to be rendered after notice of termination has been given. Any contrary representations that may have been made to the Consultant are superseded by agreement. This is the full and complete agreement between the Consultant and the Company on this term. Although the Consultants job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Consultant’s employment may only be changed in an express written agreement signed by the Consultant and a duly authorized officer of the Company. The Consultant shall neither have nor exercise any authority, right or power whatsoever to enter into any contract or agreement of any nature whatsoever, or to pay or incur any cost or expense whatsoever, for or on behalf of the Company, without the express prior written consent from the Board of Directors, which may be withheld at their sole and absolute discretion. The Consultant shall not have any claim against the Company for any compensation or remuneration except as otherwise provided in this offer letter.

3. Compensation. The Company wishes to provide monetary compensation to the Consultant as of the Start Date. Accordingly, concurrent with the execution of this letter agreement, the Company will pay to the Consultant $17,500 monthly in consideration for services payable on the 8th each month.

4. Confidentiality. Confidential Information means (i) all proprietary or confidential information provided to Consultant by Company which is: (a) designated in writing as such; or (b) that by nature of the circumstances surrounding the disclosures in good faith ought to be treated as proprietary or confidential, including, but not limited to, the Start Fresh Program, the Know-How or trade secret.

Consultant shall use the Confidential Information only for the purposes as set forth in this Agreement and shall disclose the Confidential Information only as specifically authorized herein. Consultant shall not remove any confidentiality, copyright, or similar notices or legends from the Confidential Information and shall implement such safeguards and controls as may be necessary or appropriate to protect against unauthorized uses or disclosures of the Confidential Information.

Consultant acknowledges and accepts that it owes a fiduciary duty to Company that shall survive the termination of this Agreement. Consultant shall not disclose Confidential Information except (i) to its employees or any third party having a legitimate business purpose and having a need to know such Confidential Information and (ii) in accordance with judicial or other governmental order, provided the receiving party gives reasonable notice to the other party prior to such disclosure and shall comply with any protective order or equivalent.

If any employee, officer, director, consultant, or agent of Consultant violates the provisions of this Section 4, or if any third party obtains any Confidential Information through Consultant without Company’s authorization, then Consultant shall take, at its own expense, all actions that may be required to remedy such violation, or recover such Confidential Information and to prevent such employee, officer, director, agent, consultant, or third party from using or disseminating such Confidential Information, including, but not limited to, legal actions for seizure and injunctive relief, if then available under local law. If the Consultant fails to take such actions in a timely and adequate manner, Company or its designee may take such actions in its own name or disclosing party’s name and at the Consultant’s expense.

5. Outside Activities. While the Consultant renders services to the Company, the Consultant will not engage in any other employment, consulting or other business activity that would be directly competitive with the Company. While the Consultant renders services to the Company and for a period of two (2) years after termination of Consultant services, the Consultant also will not assist any person or entity in actively competing with the Company in relation to its Addiction Treatment Program or in preparing to compete with the Company or hiring any employees or consultants of the Company. The Addiction Treatment Program consists of Naltrexone Implant therapy as it relates to alcohol and narcotics addiction treatment, including its attendant psychotherapy components in an integrated program. In addition, for a period of two (2) years after the termination of the Consultants services, the Consultant will not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist any person or entity in doing the same, and the Consultant will not solicit any customer or supplier of the Company.

6. Withholding Taxes. The Company will not withhold any monies for any state, local or federal taxing authorities from compensation earned by Consultant pursuant to this Agreement. Company shall prepare and file a Form 1099 with the Internal Revenue Service ("IRS") reporting the compensation paid to the Consultant.

7. Definitions. For purposes of this offer, the following terms shall have the following meanings:

"Cause" shall mean a good faith finding by the Company’s Board of Directors, after giving Consultant an opportunity to be heard, of: (i) dishonest, gross negligence or willful misconduct by the Consultant in connection with Consultant duties, (ii) continued failure by the Consultant to make a reasonable effort to perform duties or responsibilities as reasonably requested by the Company’s Board of Directors, after written notice and an opportunity to cure for not more than ten (10) days, (iii) misappropriation by the Consultants for their personal use of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by the Consultant, (v) the Consultant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), or (vi) the Consultants indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude.

8. Arbitration of Disputes. Any claims, disputes or controversies arising between the parties hereto with respect to the preparation, construction, terms or interpretation of this offer or any breach hereof, or the rights and obligations of any party hereto, shall be submitted to mandatory, binding arbitration, before a single arbiter, upon written demand of either party in accordance with the arbitration rules of JAMS in Los Angeles, California. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.

9. Fees and Expenses. Each party hereto will be responsible for its own fees and expenses in negotiating and preparing this agreement. During the term of the agreement, Company shall reimburse Consultant for all business related expenses that have been pre-approved by Company in writing. Reimbursement will be made within 14 days of receipt of invoice by Company from Consultant.

10. Indemnification. Consultant hereby acknowledges that in the course and scope of providing the intended services to Company that Consultant and its agents, employees, associates, owners and/or directors may become aware of certain information which might be considered “inside information” as defined in 17 CFR 240.10B5-1 and 17 CFR 2540.10B5-2. Consultant shall make itself aware of and adhere to all laws and statutes related to or concerning transactions regarding publicly traded companies and shall indemnify Company against any and all claims that arise as a result of actions undertaken by Consultant or resulting from unintended dissemination of “insider information” to any party which acts upon receipt of “insider information.”

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and both parties agree that any action brought under this Agreement by either party shall exclusively be brought in the Superior Court of Los Angeles County, CA.

Agreement effective as of September 8, 2014.

BioCorRx, Inc.

By:	/s/ Brady Granier	By:	/s/ Neil Muller	By:	/s/ Lourdes Felix
	Brady Granier		Neil Muller		Lourdes Felix
	Chief Operating Officer		President		Chief Financial Officer

BioWyze

By:	/s/ Jeff Bagshaw
Jeff Bagshaw

Start Date: September 8, 2014